Filed Pursuant to Rule 424(b)(3)
Registration No. 333-131045
PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus dated December 19, 2007)
HEALTH FITNESS CORPORATION
6,681,000 Shares of Common Stock
     This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus dated December 19, 2007 (as previously supplemented by the Prospectus Supplement dated February 4, 2008, collectively, the “Prospectus”) relating to the offer and sale from time to time by the selling shareholders identified in the Prospectus of up to 6,681,000 shares of the common stock of Health Fitness Corporation. We will not receive any of the proceeds from the sale of the common stock covered by the Prospectus.
     On February 13, 2008, we filed with the U.S. Securities and Exchange Commission the attached Form 8-K with respect to an amendment of the Restated Bylaws.
     The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus. This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 2 supersedes the information contained in the Prospectus.
     Investing in our common stock is speculative and involves risk. You should read the section entitled “Risk Factors” beginning on page 10 of our annual report on Form 10-K for the fiscal year ended December 31, 2006, as amended, and in the update to such section beginning on page 25 of our quarterly report on Form 10-Q for the quarter ended September 30, 2007, both of which are incorporated by reference herein, for a discussion of certain risk factors you should consider before investing in our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement No. 2. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is February 13, 2008.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 11, 2008
Health Fitness Corporation
(Exact name of Registrant as Specified in its Charter)
Minnesota
(State or Other Jurisdiction of Incorporation)

0-25064	41-1580506
(Commission File Number)	(IRS Employer
Identification No.)
1650 West 82nd Street, Suite 1100
Minneapolis, Minnesota 55431
(Address of Principal Executive Offices and Zip Code)
(952) 831-6830
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
Effective on February 11, 2008, the Board of Directors of Health Fitness Corporation (the “Company”) has approved amendments to Sections 5.02, 5.04, 5.05 and 5.08 of the Company’s Restated Bylaws (the “Restated Bylaws”). The amendments allow for the issuance and transfer of uncertificated shares and thereby enable the Company to comply with direct registration program rules. A direct registration program allows for book-entry ownership of stock or other securities. Shares are owned, recorded and transferred electronically without issuance of physical stock certificates, which enables investors and broker-dealers to effect transactions without the risks and delays associated with transferring physical certificates. Because the Restated Bylaws previously provided that each shareholder was entitled to a physical stock certificate, the Company’s Board of Directors determined that, in order to confirm compliance with direct registration program rules, it was appropriate to amend the Restated Bylaws to provide the Company the authority to issue uncertificated shares and set forth the procedure by which shareholders may transfer uncertificated shares.
Consequently, Section 5.02 of the Restated Bylaws has been amended to provide that shares of the Company may be certificated, uncertificated or a combination thereof. Section 5.04 of the Restated Bylaws has been amended to add the ability of the Company to issue uncertificated shares, in addition to certificated shares, in the event of the replacement of lost, destroyed, mislaid or stolen certificates. Section 5.05 of the Restated Bylaws has been amended to provide that transfer of shares shall occur upon authorization of the registered holder of the shares and, in the case of uncertificated shares, compliance with such procedures as the Company or its transfer agent may require. The Restated Bylaws continue to provide that transfer of certificated shares shall only occur upon surrender of the certificate duly endorsed. Section 5.08 of the Restated Bylaws has been amended to add that option agreements among shareholders involving uncertificated shares shall be referenced in the stock records of the Company and its transfer agent.
The above summary is qualified in its entirety by reference to the full text of the Amendment of the Restated Bylaws, a copy of which is attached as Exhibit 3.1 to this Current Report on Form 8-K. The full text of the Amendment to the Restated Bylaws is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.

Exhibit
No.	Description

3.1	Amendment of the Restated Bylaws of Health Fitness Corporation.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 13, 2008

HEALTH FITNESS CORPORATION
By:	/s/ Wesley W. Winnekins
Wesley W. Winnekins
Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description

3.1	Amendment of the Restated Bylaws of Health Fitness Corporation.

Exhibit 3.1
AMENDMENT
OF THE
RESTATED BYLAWS
OF HEALTH FITNESS CORPORATION,
a Minnesota corporation
Dated as of February 11, 2008
Sections 5.02, 5.04, 5.05 and 5.08 of the Restated Bylaws are hereby amended to read in their entirety as follows:
     Section 5.02. Certificated or Uncertificated Stock. Shares of the Company may be certificated, uncertificated, or a combination thereof. A certificate representing shares of the Company shall be in such form as the Board of Directors may prescribe, certifying the number of shares of stock of the Company owned by such shareholder. The certificates for such stock shall be numbered (separately for each class) in the order in which they are issued and shall, unless otherwise determined by the Board of Directors, be signed by the Chair of the Board of Directors or the President or a Vice President and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer of the Company.
     Section 5.04. Lost, Stolen, or Destroyed Certificates. The Company may issue a new certificate or may issue uncertificated shares in place of any certificate theretofore issued by the Company, alleged to have been lost, stolen or destroyed, upon (a) the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed and (b) the posting by such person of a bond in such reasonable amount as the Company may require as indemnity against any claim that may be made against the Company (including any expense or liability) on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
     Section 5.05. Transfers of Stock. Transfer of shares on the books of the Company may be authorized only by the registered holder of such shares (or the shareholder’s legal representative or duly authorized attorney in fact). In the case of shares represented by a certificate, transfer of such shares shall only occur upon surrender of the certificate duly endorsed, while transfer of uncertificated shares shall only occur upon a shareholder’s compliance with such procedures the Company or its transfer agent may require.
     Section 5.08. Stock Options and Agreements. In addition to any stock options, plans, or agreements into which the Company may enter, any shareholder of the Company may enter into an agreement giving to any other shareholder or shareholders or any third party an option to purchase any of his stock in the Company, and such shares of stock shall thereupon be subject to such agreement and transferable only upon proof of compliance therewith. A copy of any such agreement shall be filed with the Company and reference thereto placed upon the certificates representing said shares of stock (in the case of shares represented by certificates), or in the stock records of the Company and the transfer agent (in the case of uncertificated shares).